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                                                                  Exhibit (d)(8)

                       [Letterhead of Roy F. Weston, Inc.]

[Date]

[Family Member]



Dear _________________:

In connection with the consummation today of the merger of Roy F. Weston, Inc. with an entity controlled by American Capital Strategies, Ltd. (the successor to such merger being hereinafter referred to as the "Company"), this letter will confirm certain understandings between you and the Company.

The Company agrees that neither the Company nor any affiliate of the Company will participate or engage in any disparagement of your past services as an employee or officer of the Company or of any other relationship you have had with the Company or any other aspect of your professional or personal life.

You agree not to participate or engage in any disparagement of the business or operations of the Company or any affiliate of the Company, or any aspect of the professional or personal lives of any individual officer, director or employee of the Company or any affiliate of the Company.

Kindly sign below to acknowledge your acceptance and agreement with the foregoing.

Very truly yours,

[Name]
[Title]




ACKNOWLEDGED, AGREED AND
ACCEPTED as of this __ day of
____________, 200_.


By:
   ---------------------------
               [Name]